Exhibit 4.2

DB MASTER FINANCE LLC,
as Master Issuer,

and

CITIBANK, N.A.,
as Trustee and Securities Intermediary

SECOND SUPPLEMENT

dated as of April 30, 2019

to

BASE INDENTURE

dated as of January 26, 2015

SECOND SUPPLEMENT, dated as of April 30, 2019 (this “Indenture Supplement”), by and between DB MASTER FINANCE LLC, a Delaware limited liability company (the “Master Issuer”), and CITIBANK, N.A., a national banking association, as trustee (in such capacity, the “Trustee”) and securities intermediary (in such capacity, the “Securities Intermediary”), to the Base Indenture, dated as of January 26, 2015, by and between the Master Issuer and the Trustee and Securities Intermediary (as supplemented by the First Supplement to Base Indenture, dated as of October 23, 2017, the “Base Indenture”).
PRELIMINARY STATEMENTS
WHEREAS, pursuant to Section 13.1(a)(iii), of the Base Indenture, the Master Issuer and the Trustee may, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, enter into one or more Supplements to the Base Indenture for the purpose of correcting or amplifying the description of any property or assets at any time mortgaged, pledged, conveyed and transferred to the Trustee;
WHEREAS, pursuant to Section 13.2(a) of the Base Indenture, the Master Issuer and the Trustee may, with the written consent of the Control Party (at the direction of the Controlling Class Representative), enter into one or more Supplements to the Base Indenture for the purpose of amending, modifying or waiving any provisions of the Base Indenture, the Guarantee and Collateral Agreement, any Supplement or any other Indenture Document to which the Trustee is a party (unless otherwise provided in such Supplement); provided that any amendment, waiver or modification of Section 13.2 of the Base Indenture (and certain other amendments, waivers or modifications not pertaining to the amendments set forth herein) shall require the consent of each affected Noteholder and each other affected Secured Party;
WHEREAS, the Master Issuer and the Trustee and Securities Intermediary wish to amend the Base Indenture (i) pursuant to Section 13.1(a)(iii) thereof, to make certain corrections and/or amplifications to the definitions of “Dunkin’ Donuts Brand” and “Software” set forth therein and (ii) pursuant to Section 13.2(a) thereof, as further set forth herein;
WHEREAS, the Master Issuer has provided written notice to each Rating Agency of the proposed amendments described in the immediately preceding paragraph no less than ten (10) days prior to the date hereof;
WHEREAS, each affected Secured Party has consented to the amendments described in clause (ii) of the second preceding paragraph, to the extent that the consent of the affected Secured Parties to such amendments is required pursuant to the Base Indenture;
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Unless otherwise specified herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Base Indenture or the Series 2019-1 Supplement, dated as of the date hereof, by and among the Master Issuer, the Trustee and Citibank, N.A. as Series 2019-1 securities intermediary (as amended, modified or supplemented from time to time, the “Series 2019-1 Supplement”), and all Article, Exhibit, Section or Subsection references herein shall refer to Articles, Exhibits, Sections or Subsections of the Base Indenture.

ARTICLE II
AMENDMENTS1
Section 2.1    Effective Date Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, the Base Indenture is hereby amended as follows, effective as of the date hereof:
(a)    pursuant to Section 13.1(a)(iii) thereof, to amend and restate the definition of “Dunkin’ Donuts Brand” set forth in Annex A thereof in its entirety, as set forth below:
““Dunkin’ Donuts Brand” means the “Dunkin’”®, “Dunkin’ Donuts”® and “DD”® Trademarks (words and/or design including applicable logos), alone or in combination with other words or symbols, and any variations or derivatives thereof.
(b)    pursuant to Section 13.1(a)(iii) thereof, to amend and restate the definition of “Software” set forth in Annex A thereof in its entirety, as set forth below:
““Software” means ~~proprietary rights in~~ computer programs, including ~~in~~ both source code and object code therefor, together with related documentation and explanatory materials and databases, ~~including~~and also any Copyrights, Patents ~~and~~, Trade Secrets and other IP therein.”
Section 2.2    Springing Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, pursuant to Section 13.2(a) thereof, the Base Indenture is hereby amended as follows, effective as of the date that all of (x) the Series 2015-1 Class A-2-II Notes and (y) the Series 2017-1 Class A-2 Notes (as defined in the Series 2017-1 Supplement to the Base Indenture, dated as of October 23, 2017, among the Master Issuer, the Trustee and Citibank, N.A. as Series 2017-1 securities intermediary) are no longer Outstanding (the “Springing Amendment Effective Date”):
(a)    to amend and restate Section 2.2(b)(vi)(A) thereof in its entirety, as set forth below:
“the Senior ABS Leverage Ratio as of the applicable Series Closing Date is less than or equal to ~~6.5x~~7.0x after giving pro forma effect to the issuance of such Additional Notes and any repayment of existing Indebtedness from such Additional Notes;”
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1Note: All modifications to existing provisions of the Base Indenture are indicated herein by deleting the stricken text (indicated in the same manner as the following example: ~~stricken tex~~t) and adding the inserted text (indicated in the same manner as the following example: inserted text).

(b)    to amend and restate the definition of “Dunkin’ Donuts/Baskin Robbins System” set forth in Annex A thereof in its entirety, as set forth below:
“““Dunkin’ ~~Donuts~~/Baskin-Robbins System” means the BR System and the DD System.”
(c)    to amend and restate the definition of “Dunkin’ Donuts/Baskin Robbins Systemwide Sales” set forth in Annex A thereof in its entirety, as set forth below:
““Dunkin’ ~~Donuts~~/Baskin-Robbins Systemwide Sales” means, with respect to any Quarterly Calculation Date, Gross Sales (which will be permitted to include estimated Gross Sales of up to 10% of the total) of the franchised PODs and the Company-owned PODs for the four Quarterly Fiscal Periods ended immediately prior to such Quarterly Calculation Date.”
(d)    to amend and restate the definition of “Dunkin’ Donuts U.S. Sales” set forth in Annex A thereof in its entirety, as set forth below:
““Dunkin’ ~~Donuts~~ U.S. Sales” means, with respect to the Dunkin’ Donuts Brand, with respect to any Quarterly Calculation Date, Gross Sales in the United States (which will be permitted to include estimated Gross Sales of up to 10% of the total) of the franchised PODs and the Company-owned PODs for the four Quarterly Fiscal Periods ended immediately prior to such Quarterly Calculation Date.”
(e)    to amend and restate the definition of “Leadership Team” set forth in Annex A thereof in its entirety, as set forth below:
““Leadership Team” means the persons at DBI holding the following offices immediately prior to the date of the occurrence of a Change of Control: Chief Executive Officer, Chief Financial Officer, President, Global Innovation; Chief Legal and Human Resources Officer; President, Baskin-Robbins U.S. and Canada; Chief Supply Officer; Chief Communications Officer; President Dunkin’ Donuts U.S. and Canada, Vice President, Dunkin’ Donuts & Baskin-Robbins, India, Middle East and Southeast Asia; provided that from time to time an Authorized Officer of DBI may, upon written notice to the Control Party and the Trustee, change the list of offices comprising the Leadership Team so long as such list (x) at all times includes, at a minimum, the offices of Chief Executive Officer; Chief Financial Officer; President Dunkin’ ~~Donuts~~ U.S. ~~and Canada~~; and (unless a Baskin-Robbins Asset Disposition has been announced or consummated) President, Baskin-Robbins U.S. and Canada (or differently-titled successor offices performing substantially the same functions as any of the foregoing offices listed in this clause (x)) and (y) at no time exceeds twenty (20) officers; provided, further, that any changes to such list notified to the Control Party and the Trustee during the period beginning on the date that is ninety (90) days preceding the announcement of a Change of Control and ending on the date that is twelve (12) months following the occurrence of a Change of Control shall be disregarded for purposes of this definition.”
(f)    to replace (i) all references to the term “Dunkin’ Donuts/Baskin-Robbins System” therein with references to the term “Dunkin’/Baskin-Robbins System”, (ii) all references to the term “Dunkin’ Donuts/Baskin-Robbins Systemwide Sales” therein with references to the term “Dunkin’/Baskin-Robbins Systemwide Sales” and (iii) all references to the term “Dunkin’ Donuts U.S. Sales” therein with references to the term “Dunkin’ U.S. Sales”.
ARTICLE III
GENERAL
Section 3.1    Conditions to Effectiveness. The effectiveness of the amendments set forth herein are subject to the satisfaction of the following conditions precedent:
(a)    the delivery on the date hereof to the Trustee and the Servicer of one or more Officer’s Certificates of the Master Issuer pursuant to Section 13.1(a) and Section 13.6 of the Base Indenture, certifying (i) that the amendment to the Base Indenture set forth in Section 2.1(a) hereof could not reasonably be expected to adversely affect in any material respect the interests of any Noteholder, any Note Owner, the Servicer, the Trustee or any other Secured Party and (ii) that this Indenture Supplement is authorized or permitted by the Base Indenture, that all conditions precedent to this Indenture Supplement have been satisfied and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms; and
(b)    the delivery on the date hereof to the Trustee and the Servicer of one or more Opinions of Counsel pursuant to Section 13.3 and Section 13.6 of the Base Indenture, confirming that this Indenture Supplement is authorized or permitted by the Base Indenture, that all conditions precedent to this Indenture Supplement have been satisfied and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms.

Section 3.2    Effect on Indenture. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, (i) upon, respectively, the date hereof and the Springing Amendment Effective Date, the applicable provisions of the Base Indenture described in, respectively, Sections 2.1, and 2.2 hereof shall be amended in accordance herewith, (ii) this Indenture Supplement shall form part of the Base Indenture for all purposes and (iii) the parties and each Noteholder and each other Secured Party shall be bound by the Base Indenture, as so amended. Except as expressly set forth or contemplated in this Indenture Supplement, the terms and conditions of the Base Indenture shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Base Indenture made in accordance with the terms of the Base Indenture, as amended by this Indenture Supplement.
Section 3.3    Binding Effect. This Indenture Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto and each Noteholder and each other Secured Party.
Section 3.4    Headings. The headings used in this Indenture Supplement are used for administrative convenience only and do not constitute substantive matters to be considered in construing the terms of this Indenture Supplement.
Section 3.5    Counterparts. This Indenture Supplement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail), each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
Section 3.6    Governing Law. THIS INDENTURE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.7    Amendments. This Indenture Supplement may not be modified or amended except in accordance with the terms of the Base Indenture.
Section 3.8    Trustee and Securities Intermediary. The Trustee and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Master Issuer and neither the Trustee nor the Securities Intermediary shall be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Indenture Supplement and makes no representation with respect thereto. In entering into this Indenture Supplement, the Trustee and the Securities Intermediary shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee or the Securities Intermediary.

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IN WITNESS WHEREOF, each of the Master Issuer, the Trustee and the Securities Intermediary have caused this Indenture Supplement to be duly executed and delivered by its respective duly authorized officer as of the day and year first written above.
DB MASTER FINANCE LLC, as Master Issuer

By:	/s/ Lawrence P. Flynn Name: Lawrence P. Flynn Title: Vice President, Controller and Corporate Treasurer

[Signature Page to Indenture Supplement]

CITIBANK, N.A., in its capacity as Trustee and as Securities Intermediary

By:	/s/ Jacqueline Suarez Name: Jacqueline Suarez Title: Senior Trust Officer

[Signature Page to Indenture Supplement]

CONSENT OF CONTROL PARTY AND SERVICER:
Midland Loan Services, a division of PNC Bank, National Association, as Control Party and as Servicer, hereby consents to the execution and delivery by the Master Issuer and the Trustee and Securities Intermediary of the foregoing Indenture Supplement.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,

By: /s/ David A Eckels
Name: David A. Eckels
Title: Senior Vice President

[Signature Page to Indenture Supplement]